Exhibit 99.1

Halcyon Jets Holdings, Inc. Announces Common Shares to Commence Trading as HJHO on the OTC Bulletin Board and the Closing of $5 Million Financing

New York, NY--(BUSINESS WIRE)--September 6, 2007— Halcyon Jets Holdings, Inc. or “Halcyon” (OTC Bulletin Board: HJHO), a leading broker for on-demand charter aircraft services, announced today that its shares commenced trading on the OTC Bulletin Board under the symbol “HJHO” and that it closed on approximately $5 million of equity financing through the sale of common stock and warrants. The proceeds of this financing, which included proceeds from the conversion of $1.5 million of bridge loans, will be used for general working capital. After the completion of the private placement, the Company had 25.5 million shares outstanding (30.5 million shares on a fully diluted basis).

Halcyon provides luxury private transport by connecting travelers with independently owned and operated executive aircraft. Halcyon provides its customers with convenient, comfortable, luxurious, and safe private jet travel by matching customers’ flight requirements with Part 135 general aviation aircraft operators. Halcyon’s jet brokerage clients have access to an extensive network of private jet charter services for every size of aircraft.

Halcyon believes a significant market exists for private jet service for successful, affluent individuals and business travelers, based on a combination of economics, post-September 11 inconveniences of modern air travel and the lack of amenities associated with commercial airlines. Halcyon’s customers appreciate the ability to choose their flight time, the size of the aircraft, and the benefits of no-hassle general aviation check-in, combined with 24-hour concierge service, gourmet meals, and all of the amenities offered from a sophisticated travel company. By offering these added services, Halcyon plans to build brand loyalty among its customers. Halcyon also offers “Jet Card” programs, like others in the industry. However, unlike competitors, the Cards are packaged by dollars, not hours, providing greater flexibility to customers.

“Since our inception,” said Jonathan Gilbert, Halcyon’s Chief Executive Officer, “we have attracted an experienced management team and are rapidly building a loyal customer base attracted by our exceptional customer care and flexible flight programs. With demand continuing to grow for private air travel, we feel that Halcyon is uniquely positioned to deliver premium services to its customers.”

Safe Harbor for Forward Looking and Cautionary Statements

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, government regulation, market demand and other factors disclosed in Halcyon’s Form 8-K filed with the Securities and Exchange Commission on August 23, 2007.

Contact: Andrew Hellman, CEOcast, Inc. for Halcyon Jets at (212) 732-4300